                                                                      Exhibit 14



                Consent of Independent Registered Public Accounting Firm


We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in the initial Registration Statement (Form N-6 No. 811-21028 for the VUL(CV) IV product) and the related Statement of Additional Information appearing therein and pertaining to Lincoln Life Flexible Premium Variable Life Account Y, and to the use therein of our reports dated (a) February 6, 2004, with respect to the consolidated financial statements of The Lincoln National Life Insurance Company, and (b) March 1, 2004, with respect to the financial statements of Lincoln Life Flexible Premium Variable Life Account Y.


                                             /s/ ERNST & YOUNG LLP


Fort Wayne, Indiana
August 18, 2004